SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
                  UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 0-14003

                           ROTECH MEDICAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      4506 L.B. McLEOD ROAD, SUITE F, ORLANDO, FLORIDA 32811 (407-841-2115) (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         COMMON STOCK, $.0002 PAR VALUE
                        5 1/4% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2003
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
   (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(A) OR 15(D) REMAINS)

     PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

          RULE 12G-4(A)(1)(I)  [X]                     RULE 12H-3(B)(1)(II)  [ ]
          RULE 12G-4(A)(1)(II) [ ]                     RULE 12H-3(B)(2)(I)   [ ]
          RULE 12G-4(A)(2)(I)  [ ]                     RULE 12H-3(B)(2)(II)  [ ]
          RULE 12G-4(A)(2)(II) [ ]                     RULE 15D-6            [ ]
          RULE 12H-3(B)(1)(I)  [X]

     APPROXIMATE  NUMBER OF HOLDERS OF RECORD AS OF THE  CERTIFICATION OR NOTICE
DATE:  FIVE

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 ROTECH MEDICAL CORPORATION HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE:  DECEMBER 18, 1997                  BY: /s/ W. Bradley Bennett
       ---------------------------           -----------------------------
                                              W. Bradley Bennett
                                              Executive Vice President - Chief
                                              Accounting Officer